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                                                                Exhibit 99(g)(5)
                                    EXHIBIT D
                             TO CUSTODIAN AGREEMENT
                           EFFECTIVE DECEMBER _, 2007

                                  FEE SCHEDULE

Each series of the First American Investment Funds, Inc., as now in existence or hereafter created from time to time, other than International Fund, International Select Fund, and Global Infrastructure Fund shall pay to the Custodian a monthly fee at an annual rate of 0.005% of the average daily net assets of such series.